UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 12, 2020 (March 6, 2020)

CUMULUS MEDIA INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38108	36-4159663
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

3280 Peachtree Road, N.W., Suite 2200, Atlanta, GA		30305
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (404) 949-0700

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0000001 per share	CMLS	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 6, 2020, Cumulus Media New Holdings Inc., a Delaware corporation (“Holdings”) and an indirect wholly-owned subsidiary of Cumulus Media Inc. (the “Company”), and certain of the Company’s other subsidiaries, as borrowers (the “Borrowers”), and Cumulus Media Intermediate Holdings, Inc., a Delaware corporation (“Intermediate Holdings”) and a direct wholly-owned subsidiary of the Company, entered into a $100.0 million revolving credit facility (the “2020 Revolving Credit Facility”) pursuant to a Credit Agreement (the “2020 Revolving Credit Agreement”), dated as of March 6, 2020, with Fifth Third Bank (“Fifth Third Bank”), as a lender and Administrative Agent and certain other lenders from time to time party thereto. The 2020 Revolving Credit Facility refinances and replaces the Company’s $50.0 million revolving credit facility entered into pursuant to that certain Credit Agreement dated as of August 17, 2018, by and among Holdings, the Borrowers, Intermediate Holdings and certain lenders and Deutsche Bank AG New York Branch, as a lender and Administrative Agent.

The 2020 Revolving Credit Facility has a maturity date of March 6, 2025. Availability under the 2020 Revolving Credit Facility is tied to a borrowing base equal to 85% of the accounts receivable of the Borrowers, subject to customary reserves and eligibility criteria and reduced by outstanding letters of credit. Under the 2020 Revolving Credit Facility, up to $10.0 million of availability may be drawn in the form of letters of credit and up to $10.0 million of availability may be drawn in the form of swing line loans.

Borrowings under the 2020 Revolving Credit Facility bear interest, at the option of Holdings, based on LIBOR plus a percentage spread of 1.00% or the Alternative Base Rate (as defined below). The Alternative Base Rate is defined, for any day, as the per annum rate equal to the rate identified as the “Prime Rate” by Fifth Third Bank. In addition, the unused portion of the 2020 Revolving Credit Facility will be subject to a commitment fee of 0.250%. The 2020 Revolving Credit Facility contains customary LIBOR successor provisions.

The 2020 Revolving Credit Agreement contains representations, covenants and events of default that are customary for financing transactions of this nature. Events of default in the 2020 Revolving Credit Agreement include, among others: (a) the failure to pay when due the obligations owing thereunder; (b) the failure to perform (and not timely remedy, if applicable) certain covenants; (c) certain defaults and accelerations under other indebtedness; (d) the occurrence of bankruptcy or insolvency events; (e) certain judgments against Intermediate Holdings or any of its subsidiaries; (f) the loss, revocation or suspension of, or any material impairment in the ability to use, any one or more of, any material Federal Communications Commission licenses; (g) any representation or warranty made, or report, certificate or financial statement delivered, to the lenders subsequently proven to have been incorrect in any material respect; and (h) the occurrence of a Change in Control (as defined in the 2020 Revolving Credit Agreement). Upon the occurrence of an event of default, the lenders may terminate the loan commitments, accelerate all loans and exercise any of their rights under the 2020 Revolving Credit Agreement and the ancillary loan documents as a secured party.

The 2020 Revolving Credit Agreement does not contain any financial maintenance covenants with which the Company must comply. However, if average excess availability under the 2020 Revolving Credit Facility is less than the greater of (a) 12.50% of the total commitments thereunder or (b) $10.0 million, the Company must comply with a fixed charge coverage ratio of not less than 1.0:1.0.

Amounts outstanding under the 2020 Revolving Credit Agreement are guaranteed by Intermediate Holdings and the present and future wholly-owned subsidiaries of Intermediate Holdings that are not borrowers thereunder, subject to certain exceptions as set forth in the 2020 Revolving Credit Agreement (the “Revolver Guarantors”) and secured by a security interest in substantially all of the assets of Holdings, the subsidiaries of Holdings party to the 2020 Revolving Credit Agreement as borrowers, and the Revolver Guarantors.

The foregoing description of the 2020 Revolving Credit Agreement is qualified in its entirety by reference to the 2020 Revolving Credit Agreement, a copy of which is filed as Exhibit 10.1 to this current report on Form 8-K and incorporated by reference herein.

Item 2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the 2020 Revolving Credit Agreement and 2020 Revolving Credit Facility contained above under Item 1.01 is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	ABL Credit Agreement, dated as of March 6, 2020, among Cumulus Media Intermediate, Inc., Cumulus Media New Holdings Inc., certain of Cumulus Media New Holding, Inc.’s other subsidiaries, Fifth Third Bank National Association as a lender and Administrative Agent and certain other lenders from time to time party thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUMULUS MEDIA INC.

March 12, 2020	By:	/s/ Richard S. Denning
	Name:	Richard S. Denning
	Title:	Executive Vice President, General Counsel and Secretary

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